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                                                                   EXHIBIT 99.3

                              [FORTUNE LETTERHEAD]

April 19, 1996



Ms. Beth Lanahan
Infoseek
2620 Augustine Drive
Suite 250
Santa Clara, CA  95054

Dear Beth:

We are glad to extend permission for you to include the FORTUNE logo and quote (April 1, 1996 issue) in the S-1 filing for Infoseek. The logo should be formatted in the same size as the other logos on the page. Please note that the logo does not have a stripe on top -- only the bottom stripe is part of the design. The registered trademark sign (R) should follow FORTUNE.

This permission applies only to the S-1 filing. Our name or logo cannot be used in any other promotion or advertising for Infoseek.

Thank you for your interest.

Sincerely,




Jo Mattern (Ms.)
Copyright & Permissions
Fax:  212 522 6412
Tel:  212 522 2582
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                                    EXHIBIT A

This exhibit contains a picture of the FORTUNE (R) logo and the following quotation from "Digging Data out of Cyberspace," by Michael H. Martin which appeared in FORTUNE Magazine on April 1, 1996:

         "This search engine does the best job of ranking results, so the info you care about is easy to reach."